UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2008

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2008, Health Net, Inc. (the "Company") entered into a Master Services Agreement (the "Agreement") with Cognizant Technology Solutions U.S. Corporation ("Cognizant") to outsource the Company's software applications development and management ("ADM") activities to Cognizant. Under the terms of the Agreement, Cognizant will, among other things, provide the Company with ADM services including the following: application development, testing and monitoring services, application maintenance and support services, project management services and cross functional services (collectively, the "ADM Services"). The Company will retain responsibility for its security policies and procedures.

As ADM Services are transitioned to Cognizant, the Company expects that certain of its employees will become employees of Cognizant, and that certain positions in its information technology group will be eliminated.

The initial term of the Agreement is five years and three months, commencing on September 30, 2008. The Company has the right to extend the Agreement for up to two additional years.

The Company will pay Cognizant for the ADM Services through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company's actual need for such services. Based on the currently projected usage of ADM Services over the initial term of the Agreement, the Company expects to pay Cognizant approximately $109 million, subject to price adjustments described in the Agreement. Additionally, the Company has the right to periodically compare the charges under the Agreement to the market prices for comparable services.

Some of the ADM Services will be provided on the Company's premises, while other ADM Services will be performed at Cognizant facilities onshore and abroad. Cognizant will provide the Company with services required to migrate those ADM operations that will be performed at Cognizant facilities.

To protect the Company's expectations regarding Cognizant's performance, the Agreement has minimum service levels that Cognizant must meet or exceed.

The Company retains the right to terminate the Agreement, in whole or in part, for, among other things, cause, convenience and a change in the control of either Cognizant or the Company. However, the Company will be required to pay a termination charge if it terminates the Agreement for any reason other than a material breach by Cognizant. Depending upon the circumstances of the termination, the termination charge may be material.

The Company also retains the right to obtain disengagement assistance from Cognizant to facilitate the transition of ADM Services from Cognizant to another supplier or to the Company itself. As more fully set forth in the Agreement, the Company is entitled to such disengagement assistance after the expiration or termination of the Agreement for any reason. The Company will pay for the disengagement assistance through a combination of pre-determined charges and hourly fees for services for which there is no pre-determined charge.

The Company will file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2008. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission.

Cognizant has in the past provided, and may provide in the future, services to the Company under separate agreements. Some of these historical services, including application development services, are included in the services that will be provided by Cognizant under the Agreement. The aggregate dollar amount of such services provided in the past have not been material to the Company.

CAUTIONARY STATEMENT: Certain statements made in this report contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "may," "should," "could," "estimate," "intend" and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, unexpected utilization patterns or unexpectedly severe or widespread illnesses, membership declines, rate cuts affecting our Medicare or Medicaid business, issues relating to provider contracts, litigation costs, regulatory issues, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the "Risk Factors" section included within the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities Exchange Commission ("SEC") and the risks discussed in the Company’s other periodic filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

October 6, 2008	By:	/s/ Linda V. Tiano

Name: Linda V. Tiano
Title: Senior Vice President, General Counsel and Secretary